Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Management of the Fund” or “Management of the Funds” and “Financial Highlights” in the Prospectuses and “Additional Information - Independent Registered Public Accounting Firm” in the Statements of Additional Information in Post-Effective Amendment No. 101 to the Registration Statement (Form N-1A, No. 002-97596 and No. 811-04297) of Van Eck Funds and to the incorporation by reference of our reports dated February 16, 2011 for Van Eck Emerging Markets Fund, Van Eck Global Hard Assets Fund, Van Eck International Investors Gold Fund and Van Eck Multi-Manager Alternatives Fund, and February 28, 2011 for Van Eck CM Commodity Index Fund (the investment funds comprising the Van Eck Funds) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2010.

ERNST & YOUNG LLP

New York, NY

April 11, 2011